EXHIBIT 99.1

LOOP INDUSTRIES PROVIDES BUSINESS UPDATE AND REPORTS SECOND QUARTER FINANCIAL RESULTS OF FISCAL YEAR 2022

MONTREAL, QC/ACCESSWIRE/OCTOBER 15, 2021 — Loop Industries, Inc. (Nasdaq: LOOP) (the “Company” or “Loop”), a clean technology company focused on accelerating a circular plastics economy by manufacturing 100% recycled polyethylene terephthalate (“PET”) plastic and polyester fiber, today provided an update on its activities, and reported its consolidated financial results for the second quarter of fiscal year 2022.

Unveiling of New evian Loop Bottle

On September 20, 2021, Loop, in partnership with iconic global beverage brand evian, unveiled a new “evian Loop” prototype virgin-quality water bottle made from 100 percent recycled content. The monomers used to produce the evian Loop bottles were made at Loop’s small-scale production facility in Terrebonne, Quebec. Evian plans to begin selling water bottles made from Loop™ PET initially in South Korea next year, and subsequently in other global markets. The waste plastic used to produce these bottles include polyester fibers from carpets and clothing which are considered unrecyclable and destined for landfill and other natural environments. This initiative reflects evian’s commitment to its stated 2025 goals for circularity and recycled content.

SK geo centric Strategic Investment Closing & Appointment of New Director

On August 2, 2021, Loop announced the closing of a $56.5 million purchase of new treasury common shares of Loop Industries by SK global chemical (“SKGC”) at $12 per share and warrants to purchase common shares, pursuant to the agreement which was announced by the two companies on June 23, 2021. SKGC now owns 10 percent of Loop’s common shares. In conjunction with the equity investment, Mr. Jonghyuk Lee, Vice President of SKGC’s Green Business Division, has been appointed to Loop’s Board of Directors. This appointment reflects SKGC’s strategic view of the importance of its investment in Loop, as part of its “Green for Better Life” global strategic vision.

As reported on July 8, 2021, SKGC signed a memorandum of understanding (“MOU”) with the city of Ulsan, South Korea to develop an industrial complex which would be planned to include the first Infinite Loop™ manufacturing facility in Asia.

SK global chemical unveiled on August 31 2021 its rebrand as SK geo centric, aligning with the company’s goal of transforming into a green company and focusing on eco-friendly products such as recyclable plastics. SK geo centric also revealed plans to recycle 2.5 million tons of plastic per year, either directly or indirectly, which is equal to 100% of the company’s annual global plastic production volume.

Infinite Loop™ Engineering

The engineering of the Infinite Loop™ manufacturing facilities is progressing on schedule with our partners at Chemtex Global and Worley. We have adopted a “design one, build many” engineering philosophy which allows for the base engineering package of our technology to be replicated through all of our planned Infinite Loop™ facilities in North America, Europe and Asia.

Infinite Loop™ Quebec

On May 27, 2021, Loop acquired a 19 million square foot parcel of land in Bécancour, Québec for approximately $4.9 million. The site is located near existing industrial infrastructure, which reduces project costs, permitting time and does not result in the destruction of wetlands or forest. Loop intends to use the proceeds from SKGC’s strategic investment toward the funding of its planned Infinite Loop™ manufacturing facility at this recently acquired site.

Infinite Loop™ Europe

On September 10, 2020, we announced a strategic partnership with SUEZ GROUP (“Suez”), with the objective to build the first Infinite Loop™ manufacturing facility in Europe. With the combination of the Infinite Loop™ technology and the resource management expertise of Suez, this partnership seeks to respond to growth in demand in Europe from global beverage and consumer goods brand companies for virgin quality PET resin made from 100 percent recycled content. The short-term priorities for the Infinite Loop™ project in Europe are site selection, feedstock sourcing and customer contracts.

Food-Contact Compliance Update

Loop’s PET resin was subjected to independent testing by an external and certified laboratory, which confirmed the PET complies with the U.S. Food and Drug Administration (“FDA”) Regulation 21 CFR § 177.1630 on August 26, 2021, as well as EU Commission Regulation No 10/2011 on July 27, 2021. These results attest that Loop’s PET is safe for use in food-contact applications, including but not limited to bottled water, carbonated drinks and food trays. Demonstration of compliance with food-contact requirements follows the No Objection Letter (“NOL”) from the FDA previously granted to Loop in March 2021. The NOL confirms Loop’s monomers can produce rPET of a purity suitable for food-contact use, provided it meets the applicable requirements of Title 21 of the Code of Federal Regulations. The monomers used in the PET resin submitted for testing were produced at Loop’s small-scale production facility in Terrebonne, Quebec.

On August 31, 2021 Loop also received a NOL from Health Canada, which states that the PET produced by Loop’s recycling process is suitable for use in the manufacture of water bottles and articles for contact with all food types under all conditions of use. In this letter, Health Canada confirms it sees no reason to object to the use of Loop’s recycling process, provided it is technically suitable for the intended end-uses.

Management Commentary

Daniel Solomita, Founder and CEO of Loop Industries, commented on these recent updates, saying: “The unveiling of the evian Loop bottle is an important endorsement of our technology by iconic water brand evian, and we look forward to the commercial-scale roll-outs starting with South Korea in 2022. The investments in our small-scale production facility enable us to produce commercial volumes of Loop™ PET resin for co-branded campaign launches with our key customers. The engineering for the Infinite Loop™ manufacturing facilities is progressing on schedule. Our ‘design one, build many’ engineering philosophy will allow for multiple facilities to be built within a similar timeframe. We see modular construction of our facilities as another important pillar as it will enhance time to market and reduce risks associated with construction execution and delays. We continue to strengthen our engineering and operations teams as we prepare to execute our commercial roll out across three continents. The recent confirmation of food-grade compliance of our PET in Canada, the U.S. and Europe is important confirmation of Loop’s value proposition to our customers who are seeking virgin-quality, food-grade PET plastic resin made from 100 percent recycled content.”

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Second Quarter Ended August 31, 2021

The following table summarizes our operating results for the three-month periods ended August 31, 2021 and 2020, in U.S. Dollars.

	Three months ended August 31,
	2021	2020	Change
Revenues	$-	$-	$-

Expenses
Research and development
Stock-based compensation	394,527	352,282	42,245
External engineering	551,381	942,117	(390,736)
Employee compensation	1,098,161	708,387	389,774
Machinery and equipment expenditures	2,485,232	-	2,485,232
Plant and laboratory operating expenses	707,043	584,394	122,649
Other	48,453	162,042	(113,589)
Total research and development	5,284,797	2,749,222	2,535,575

General and administrative
Stock-based compensation	313,292	513,649	(200,357)
Professional fees	856,997	420,434	436,563
Employee compensation	554,830	488,824	66,006
Directors and officers insurance	1,059,153	502,368	556,785
Other	331,954	123,966	207,988
Total general and administrative	3,116,226	2,049,241	1,066,985

Depreciation and amortization	140,770	302,587	(161,817)
Interest and other financial expenses	33,102	(58,905)	92,007
Interest income	(8,413)	(18,039)	9,626
Foreign exchange loss (gain)	(174,066)	103,618	(277,684)
Total expenses	8,392,416	5,127,724	3,264,692
Net loss	$(8,392,416)	$(5,127,724)	$(3,264,692)

Second Quarter Ended August 31, 2021

The net loss for the three-month period ended August 31, 2021 increased $3.26 million to $8.39 million, as compared to the net loss for the three-month period ended August 31, 2020 which was $5.13 million. The increase is primarily due to increased research and development expenses of $2.54 million and increased general and administrative expenses of $1.07 million, offset by a lower foreign exchange loss of $0.28 million and a decrease in depreciation and amortization expenses of $0.16 million.

The $2.54 million increase in research and development for the three-month period ended August 31, 2021 was primarily attributable to the following:

•	$2.49 million increase in purchases of research and development machinery and equipment. Starting in Q3 of fiscal 2021, the Company expensed machinery and equipment in accordance with ASC 730, Research and Development Costs, and no longer capitalized these costs. The timing of this accounting treatment is related to management’s decision to convert our pilot plant to a small-scale production facility for brand activation, initial customer volumes and Infinite Loop™ demonstration, research and development activities;

•	$0.39 million increase in employee compensation expenses; and

•	$0.12 million increase in plant and laboratory operating expenses.

These increases are offset by a $0.39 million decrease in external engineering expenses as a larger proportion of ongoing design work for our Infinite Loop™ manufacturing process was performed by our in-house engineering team during the three months ended August 31, 2021.

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The $1.07 million increase in general and administrative expenses for the three-month period ended August 31, 2021 was primarily attributable to the following:

•	$0.56 million increase in insurance expenses mainly due to directors and officers (“D&O”) insurance renewal costs; and

•	$0.44 million increase in expenses for legal and professional fees due to costs principally associated with the SEC investigation and class action suits described in “Part II, Item 1. Legal Proceedings”.

Six Months Ended August 31, 2021

The following table summarizes our operating results for the six-month periods ended August 31, 2021 and 2020, in U.S. Dollars.

	Six months ended August 31,
	2021	2020	Change
Revenues	$-	$-	$-

Expenses
Research and development
Stock-based compensation	790,072	704,289	85,783
External engineering	3,454,829	1,017,049	2,437,780
Employee compensation	2,788,744	1,175,428	1,613,316
Machinery and equipment expenditures	5,108,125	-	5,108,125
Plant and laboratory operating expenses	1,398,510	870,497	528,013
Other	382,352	462,547	(80,195)
Total research and development	13,922,632	4,229,810	9,692,822

General and administrative
Stock-based compensation	(70,338)	1,173,466	(1,243,804)
Professional fees	2,488,447	642,131	1,846,316
Employee compensation	1,399,865	971,859	428,006
Directors and officers insurance	1,927,799	975,941	951,858
Other	531,024	238,926	292,098
Total general and administrative	6,276,797	4,002,323	2,274,474

Depreciation and amortization	272,770	558,561	(285,791)
Interest and other financial expenses	63,689	67,871	(4,182)
Interest income	(18,174)	(58,386)	40,212
Foreign exchange loss	32,066	180,259	(148,193)
Total expenses	20,549,780	8,980,438	11,569,342
Net loss	$(20,549,780)	$(8,980,438)	$(11,569,342)

The net loss for the six-month period ended August 31, 2021 increased $11.57 million to $20.55 million, as compared to the net loss for the six-month period ended August 31, 2020 which was $8.98 million. The increase is primarily due to increased research and development expenses of $9.69 million and increased general and administrative expenses of $2.27 million, offset by lower depreciation and amortization expenses of $0.29 million and a decrease in foreign exchange loss of $0.15 million.

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The $9.69 million increase in research and development for the six-month period ended August 31, 2021 was primarily attributable to the following:

•	$5.11 million increase in purchases of research and development machinery and equipment. Starting in Q3 of fiscal 2021, the Company expensed research and development machinery and equipment in accordance with ASC 730, Research and Development Costs, and no longer capitalized these costs. The timing of this accounting treatment is related to management’s decision to convert our pilot plant to a small-scale production facility for brand activation, initial customer volumes and Infinite Loop™ demonstration, research and development activities;

•	$2.44 million increase in external engineering expenses for ongoing design work for our Infinite Loop™ manufacturing process;

•	$1.61 million increase in employee compensation expenses; and

•	$0.53 million increase in plant and laboratory operating expenses.

The $2.27 million increase in general and administrative expenses for the six-month period ended August 31, 2021 was primarily attributable to the following:

•	$1.85 million increase in expenses for legal and professional fees due to costs principally associated with the SEC investigation and class action suits described in “Part II, Item 1. Legal Proceedings”;

•	$0.95 million increase in insurance expenses mainly due to directors and officers (“D&O”) insurance renewal costs; and

•	$0.43 million increase in employee compensation expenses.

The listed increases in general and administrative expenses were partially offset by lower stock-based compensation expenses of $1.04 million which are mainly due to forfeitures of RSUs recorded in the six-month period ended August 31, 2021 for a total of $0.94 million.

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Loop Industries, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended August 31		Six Months Ended August 31
	2021	2020	2021	2020

Revenue	$-	$-	$-	$-

Expenses
Research and development	5,284,797	2,749,222	13,922,632	4,229,810
General and administrative	3,116,226	2,049,241	6,276,797	4,002,323
Depreciation and amortization	140,770	302,587	272,770	558,561
Interest and other financial expenses	33,102	(58,905)	63,689	67,871
Interest income	(8,413)	(18,039)	(18,174)	(58,386)
Foreign exchange loss (gain)	(174,066)	103,618	32,066	180,259
Total expenses	8,392,416	5,127,724	20,549,780	8,980,438

Net Loss	(8,392,416)	(5,127,724)	(20,549,780)	(8,980,438)

Other comprehensive income (loss)
Foreign currency translation adjustment	(353,713)	402,812	(146,898)	232,400
Comprehensive income (loss)	$(8,746,129)	$(4,724,912)	$(20,696,678)	$(8,748,038)

Loss per share
Basic and Diluted	$(0.19)	$(0.13))	$(0.47)	$(0.22)

Weighted average common shares outstanding
Basic and Diluted	44,132,872	39,928,047	43,282,989	39,922,443

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Loop Industries, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	August 31, 2021	February 28, 2021

Assets
Current assets
Cash and cash equivalents	$65,561,362	$35,221,951
Sales tax, tax credits and other receivables	1,343,417	1,763,835
Prepaid expenses and deposits	972,149	609,782
Assets held for sale	3,411,037	-
Total current assets	71,287,965	37,595,568
Investment in joint venture	1,500,000	1,500,000
Property, plant and equipment, net	4,818,028	3,513,051
Intangible assets, net	871,050	794,894
Total assets	$78,477,043	$43,403,513

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued liabilities	$5,234,367	$8,124,865
Current portion of long-term debt	915,432	938,116
Total current liabilities	6,149,799	9,062,981
Long-term debt	3,322,596	1,516,008
Total liabilities	9,472,395	10,578,989

Stockholders’ Equity
Series A Preferred stock par value $0.0001; 25,000,000 shares authorized; one share issued and outstanding	-	-
Common stock par value $0.0001: 250,000,000 shares authorized; 47,160,164 shares issued and outstanding (February 28, 2021 – 42,413,691)	4,717	4,242
Additional paid-in capital	149,008,231	113,662,677
Additional paid-in capital – Warrants	30,356,938	8,826,165
Accumulated deficit	(110,211,750)	(89,661,970)
Accumulated other comprehensive loss	(153,488)	(6,590)
Total stockholders’ equity	69,004,648	32,824,524
Total liabilities and stockholders’ equity	$78,477,043	$43,403,513

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Loop Industries, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended August 31,
	2021	2020
Cash Flows from Operating Activities
Net loss	$(20,549,780)	$(8,980,438)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	272,770	558,561
Stock-based compensation expense	719,733	1,877,754
Accretion and accrued interest expenses	43,967	36,949
Loss on revaluation of foreign exchange contracts	-	11,482
Changes in operating assets and liabilities:
Sales tax and tax credits receivable	436,236	169,018
Prepaid expenses	(365,769)	(824,675)
Accounts payable and accrued liabilities	(2,957,577)	(304,438)
Net cash used in operating activities	(22,400,420)	(7,455,787)

Cash Flows from Investing Activities
Investment in joint venture	-	(650,000)
Deposits on machinery and equipment	-	(1,305,010)
Additions to property, plant and equipment	(5,010,982)	(1,116,744)
Additions to intangible assets	(90,591)	(160,484)
Net cash used in investing activities	(5,101,573)	(3,232,238)

Cash Flows from Financing Activities
Proceeds from sale of common shares and warrants, net of share issuance costs	56,087,746	-
Proceeds from issuance of long-term debt	1,894,877	-
Repayment of long-term debt	(27,740)	(26,836)
Net cash (used) provided by financing activities	57,954,883	(26,836)

Effect of exchange rate changes	(113,479)	125,433
Net increase (decrease) in cash	30,339,411	(10,589,428)
Cash, beginning of period	35,221,951	33,717,671
Cash, end of period	$65,561,362	$23,128,243

Supplemental Disclosure of Cash Flow Information:
Income tax paid	$-	$-
Interest paid	$19,720	$19,441
Interest received	$18,174	$30,497

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About Loop Industries

Loop Industries is a technology company whose mission is to accelerate the world’s shift toward sustainable PET plastic and polyester fiber and away from our dependence on fossil fuels. Loop Industries owns patented and proprietary technology that depolymerizes no and low-value waste PET plastic and polyester fiber, including plastic bottles and packaging, carpets and textiles of any color, transparency or condition and even ocean plastics that have been degraded by the sun and salt, to its base building blocks (monomers). The monomers are filtered, purified and polymerized to create virgin-quality Loop™ branded PET resin suitable for use in food-grade packaging and polyester fiber, thus enabling our customers to meet their sustainability objectives. Loop Industries is contributing to the global movement towards a circular economy by reducing plastic waste and recovering waste plastic for a sustainable future.

Common shares of the Company are listed on the NASDAQ Global Market under the symbol “LOOP.”

For more information, please visit www.loopindustries.com. Follow Loop on Twitter: @loopindustries, Instagram: loopindustries, Facebook: Loop Industries and LinkedIn: Loop Industries

Forward-Looking Statements

This news release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “should,” “could,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or “continue” the negative of such terms or similar words. These forward-looking statements include, without limitation [, statements about Loop’s market opportunity, its strategies, ability to improve and expand its capabilities, competition, expected activities and expenditures as Loop pursues its business plan, the adequacy of its available cash resources, regulatory compliance, plans for future growth and future operations, the size of Loop’s addressable market, market trends, and the effectiveness of Loop’s internal control over financial reporting]. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond Loop’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with among other things: (i) commercialization of Loop’s technology and products, (ii) Loop’s status of relationship with partners, (iii) development and protection of Loop’s intellectual property and products, (iv) industry competition, (v) Loop’s need for and ability to obtain additional funding, (vi) building Loop’s manufacturing facility, (vii) Loop’s ability to scale, manufacture and sell its products in order to generate revenues, (viii) Loop’s proposed business model and its ability to execute thereon, (ix) adverse effects on Loop’s business and operations as a result of increased regulatory, media or financial reporting scrutiny and practices, rumors or otherwise, (x) disease epidemics and health related concerns, such as the current outbreak of a novel strain of coronavirus (COVID-19), which could result in (and, in the case of the COVID-19 outbreak, has resulted in some of the following) reduced access to capital markets, supply chain disruptions and scrutiny or embargoing of goods produced in affected areas, government-imposed mandatory business closures and resulting furloughs of Loop’s employees, government employment subsidy programs, travel restrictions or the like to prevent the spread of disease, and market or other changes that could result in noncash impairments of our intangible assets, and property, plant and equipment, (xi) the outcome of the current SEC investigation or recent class action litigation filed against Loop, (xii) Loop’s ability to hire and/or retain qualified employees and consultants and (xiii) other factors discussed in Loop’s subsequent filings with the Securities and Exchange Commission (“SEC”). More detailed information about Loop and the risk factors that may affect the realization of forward-looking statements is set forth in Loop’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. Loop assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

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For More Information:

Media Inquiries:

Stephanie Corrente
Loop Industries, Inc.
+1 (450) 951-8555
scorrente@loopindustries.com

Investor Inquiries:

Greg Falesnik
MZ Group—MZ North America
+1 949-259-4987
LOOP@mzgroup.us
www.mzgroup.us

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